Execution Version
RETENTION AGREEMENT
     This Retention Agreement (the “Agreement”), dated as of January 13, 2008 is made and entered into by and between Thomas R. Karges (the “Employee”), Terex Corporation, a Delaware corporation (the “Parent”) and A.S.V., Inc., a Minnesota corporation (the “Company”).
     WHEREAS, by reason of the consummation of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 13, 2008, by and between the Parent, the Company and Terex Minnesota, Inc., a Minnesota corporation and a wholly owned subsidiary of the Parent, the Parent will own all of the outstanding shares of common stock of the Company;
     WHEREAS, the Employee is currently employed by the Company;
     WHEREAS, the Parent wishes to ensure that the Employee’s services are retained following the closing of the Merger, under the terms and conditions set forth in this Agreement, and the Employee wishes to obtain the benefits of those terms and conditions and remain employed by the Company following the Effective Time;
     WHEREAS, in the event that the Merger Agreement is terminated prior to the Effective Time, this Agreement shall be void ab initio and of no force and effect; and
     WHEREAS, all capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.
     NOW, THEREFORE, in consideration of the promises and covenants hereinafter set forth, the continued employment by the Company of the Employee, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Employee, the parties agree as follows.
1.	Retention Bonus.
1.1.	The Employee is eligible to receive a retention bonus (the “Retention Bonus”) equal to $275,625, which shall be payable upon the terms and conditions set forth in Section 1.2 and as otherwise provided herein.

1.2.	Payment of the Retention Bonus shall be made as follows: The Employee shall be paid, as soon as practicable after the Closing Date, (a) an amount in cash representing a portion of the Retention Bonus equal to $50,000, less applicable withholding taxes, and (b) the balance of the Retention Bonus in restricted shares of common stock, par value $.01 per share, of the Parent (the “Common Stock”) (the “Restricted Stock Award”), provided that the Employee (x) is employed by the Company on the Closing Date, and (y) executes (i) on the Closing Date, the release attached hereto as Exhibit A and (ii) on the date of grant, a restricted stock agreement and/or any other documents required pursuant to the Parent plan under which the Restricted Stock Award is made. The Restricted Stock Award shall vest in equal installments on each of the first four anniversaries of the Closing Date (each such date, a “Vesting Date”), provided that the Employee is employed by the Company on the Vesting Date. The number of shares of the Common Stock subject to the Restricted Stock Award shall be based on the closing price of a share of the Common Stock on the Closing Date. In the event that (a) the Company terminates the Employee’s employment with the Company without Cause (as defined below) or (b) the Employee terminates the Employee’s employment with the Company for Good Reason (as defined below), then an additional number of shares of the Common Stock subject to the Restricted Stock Award (such additional shares, the “Fractional Vesting Number”) shall vest, and no additional shares shall vest following termination. The Fractional Vesting Number shall be an amount, rounded up or down to the nearest whole number, that is equal to (a) the total number of shares of the Common Stock subject to the Restricted Stock Award, multiplied by (b) a fraction, the numerator of which is the total number of days which have elapsed between the immediately prior Vesting Date and the date of termination, and the denominator of which is 1460. The Employee understands and agrees that the Retention Bonus does not constitute eligible compensation under any pension or savings plan of the Parent or any of its subsidiaries or affiliates, including the Company.
2.	Termination of Employment.
2.1.	If the Employee’s employment with the Company is terminated without Cause or the Employee terminates the Employee’s employment with the Company for Good Reason on a date (the “Termination Date”) prior to the second anniversary of the Closing Date, the Company shall pay to the Employee (a) any unpaid base salary earned by the Employee through the Termination Date, (b) any unpaid annual bonus amount with respect to the fiscal year preceding the fiscal year in which the Termination Date occurs, (c) an amount representing credit for any unpaid vacation time accrued but unused by the Employee as of the Termination Date, and (d) the Severance Payment (as defined below); provided that the Employee (x) executes the release attached hereto as Exhibit A following the Termination Date and (y) has not violated Section 3 of this Agreement.
“Severance Payment” means a lump sum cash payment equal to the sum of: (a) an amount equal to (i) the annual bonus paid to the Employee with respect to the fiscal year preceding the fiscal year in which the Termination Date occurs, multiplied by (ii) a fraction, the numerator of which is equal to the number of full months that have elapsed in the year of termination as of the Termination Date and the denominator of which is twelve (12), plus (b) the Employee’s monthly base salary for the month prior to the Termination Date, multiplied by twenty-four (24).
2.2.	For purposes of this Agreement, “Cause” means (i) the willful and continued failure by the Employee to substantially perform the Employee’s duties with the Company (other than any such failure resulting from the Employee’s temporary incapacity due to disability or physical or mental illness); (ii) willful and substantial misconduct on the part of the Employee in connection with the performance of such duties; (iii) the Employee’s conviction of a felony, or a misdemeanor involving moral turpitude; or (iv) the Employee engaging in conduct which is materially injurious to the Company or its affiliates including, without limitation, violating or breaching the Company’s code of ethics and conduct.
2.3.	For purposes of this Agreement, “Good Reason” means a reduction of the Employee’s base salary by twenty-five percent (25%) or more, unless in connection with a similar reduction for similarly situated employees of the Company.

2.4.	All payments made to the Employee pursuant to Section 2.1 shall be subject to withholding for any applicable income, payroll, or other taxes as required by law.

2.5.	Notwithstanding any other provision of this Agreement, if the Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and interpretative guidance thereunder at the time of the Employee’s Termination Date, the payments provided pursuant to Section 2.1 of this Agreement shall not be made or commenced until the date that is six (6) months and one (1) day after the Termination Date. If the payments under this Agreement would be subject to tax pursuant to Section 409A of the Code, the parties shall make reasonable efforts to restructure the payments to avoid imposition of such tax.
3. Covenants.
3.1.	Unauthorized Disclosure. The Employee agrees and understands that in the Employee’s position with the Company, the Employee has been and will be exposed to and has and will receive non-public information relating to the confidential affairs of the Company, the Parent, and their respective subsidiaries and affiliates (collectively, the “Entities”), including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Entities and other non-public forms of information considered by the Entities to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, technical data, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Employee agrees that at all times during the Employee’s employment with the Company, except as may be required for the Employee to discharge the Employee’s duties, and thereafter, the Employee shall not disclose Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each, a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with the Employee’s employment with the Company, unless required by law to disclose such information, in which case the Employee shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal or geographical restriction. Upon termination of the Employee’s employment with the Company, the Employee shall promptly supply to the Company (or destroy, at the Company’s option) all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Employee during or prior to the Employee’s employment with the Company, and any copies thereof in the Employee’s (or capable of being reduced to the Employee’s) possession.
3.2.	Non-Competition. By and in consideration of the Company’s entering into this Agreement and the Merger Agreement, and the payments to be made by the Company hereunder, and in further consideration of the Employee’s exposure to the Confidential Information of the Entities, the Employee agrees that the Employee shall not, during the Employee’s employment with the Company and thereafter for a period ending twenty-four (24) months following the termination of the Employee’s employment for any reason (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, executive, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of three percent (3%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 3.2 so long as the Employee does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this Section 3.2, “Restricted Enterprise” shall mean any Person that is engaged, in any geographic area in which the Parent, the Company or any of its or their subsidiaries (the “Company Group”) operates or markets, in any business which is in competition with the business of the Company Group (i) conducted during the preceding twelve (12) months (or following the Employee’s termination of employment, the twelve (12) months preceding the date of termination of the Employee’s employment with the Company) or (ii) proposed to be conducted by any member of the Company Group in its business plan as in effect at that time (or following the Employee’s termination of employment, the business plan as in effect as of the date of termination of the Employee’s employment with the Company). During the Restriction Period, upon request of the Company, the Employee shall notify the Company of the Employee’s then-current employment status.

3.3.	Non-Solicitation of Employees. During the Restriction Period, the Employee shall not directly or indirectly hire, contact, induce or solicit (or assist any Person to hire, contact, induce or solicit) for employment any person who is, or within six (6) months prior to the date of such solicitation was, an employee of any Entity.

3.4.	Interference with Business Relationships. During the Restriction Period, the Employee shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of any Entity to terminate its relationship or otherwise cease doing business in whole or in part with the Entity, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Entities and any of its customers or clients.

3.5.	Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Employee is in breach of any of Section 3.2, 3.3 or 3.4 hereof.

3.6.	Remedies. The Employee agrees that any breach of the terms of this Section 3 would result in irreparable injury and damage to the Company Group for which the Company Group would have no adequate remedy at law; the Employee therefore also agrees that in the event of said breach or any threat of breach, any member of the Company Group shall be entitled to an immediate injunction and restraining order, from any court with jurisdiction over the Employee and the matter, to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all Persons acting for and/or with the Employee, without having to prove damages, in addition to any other remedies to which the member of the Company Group may be entitled at law or in equity. The terms of this Section 3.6 shall not prevent any member of the Company Group from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Employee. The Employee further agree that the provisions of the covenants contained in this Section 3 are reasonable and necessary to protect the businesses of the Entities because of the Employee’s access to Confidential Information and the Employee’s material participation in the operation of such businesses.

3.7.	Acknowledgment. The Employee acknowledges that the Parent and the Company would not have entered into the Merger Agreement unless the Employee entered into this Agreement.
4.	Non-Disparagement. From and after the Effective Time and following termination of the Employee’s employment with the Company, the Employee shall not make any statement that criticizes, ridicules, disparages, or is otherwise derogatory of any member of the Company Group or any of its employees, officers, directors, or stockholders.

5.	Enforceability of Covenants. The Company’s obligation to make any or all of the payments provided for under this Agreement shall cease and terminate in the event of a material breach by the Employee of any of the covenants contained herein. The Employee acknowledges that such payments are full and adequate consideration for the Employee’s covenants with the Company.

6.	Stock Options. By executing this Agreement, the Employee consents to the treatment of the Options held by the Employee that is described in Section 3.6 of the Merger Agreement.

7.	Severability.Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 3 hereof, will be interpreted in such manner as to be effective and valid under applicable law. The invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 3 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.	Assignments, etc. The Employee shall not transfer, assign, anticipate, mortgage, or otherwise encumber in advance any of the benefits payable hereunder. The Employee agrees that the Company may assign this Agreement to the Parent or any of its subsidiaries, and this Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors or assigns.

9.	Amendments. This Agreement may be amended or revoked at any time only by mutual written agreement of the parties.

10.	Entire Agreement. This Agreement represents the complete agreement and understanding between the Employee and the Company pertaining to the Employee’s eligibility for a retention bonus and supersedes all prior agreements or understandings, written or oral, between the parties with respect to such subject matters. In the event that the Merger Agreement is terminated prior to the Effective Time, this Agreement shall be void ab initio and of no force and effect.
11.	Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.
[signature page follows]

     IN WITNESS WHEREOF, the parties have exercised this Agreement as of the date first set forth above.

TEREX CORPORATION		A.S.V., INC.

By:	/s/ Eric I Cohen	By:

Eric I Cohen, Senior Vice President

Dated:		Dated:

THOMAS KARGES

By:

Dated:

     IN WITNESS WHEREOF, the parties have exercised this Agreement as of the date first set forth above.

TEREX CORPORATION		A.S.V., INC.

By:		By:	/s/ Richard A. Benson

Dated:		Dated:	1-13-08

THOMAS KARGES

By:	/s/ Thomas Karges

Dated:	1/13/08

Exhibit A
RELEASE OF CLAIMS
               This RELEASE OF CLAIMS, dated as of ___ is made and entered into by and between A.S.V., Inc., a Minnesota corporation (the “Company”), Terex Corporation, a Delaware Corporation (the “Parent”) and Thomas R. Karges (the “Employee”) (the “Release”).
               WHEREAS, the Company and the Employee are parties to that certain Retention Agreement, dated as of January 13, 2008 (the “Retention Agreement”); and
               WHEREAS, the Company’s obligations to make the payments described in Sections 1 and 2 of the Retention Agreement are conditioned upon the Employee’s execution, delivery, and non-revocation of a valid and enforceable general release of claims.
               NOW THEREFORE, in consideration of the mutual covenants contained herein and in the Retention Agreement and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:
1.	General Release of Claims.
(a)	Release. In consideration of the payments and benefits to be made to the Employee pursuant to the Retention Agreement, the Employee, with the intention of binding the Employee and the Employee’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Parent, the Company and each of its and their subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, shareholders, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party (an “Action”) arising on or prior to the date hereof out of or in connection with the Employee’s service as an employee, officer, shareholder and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including for breach of contract, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and

     Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”), excepting only:
i.	any Action by the Employee to enforce the Employee’s rights under the Retention Agreement;

ii.	rights to indemnification the Employee may have (A) under applicable corporate law, (B) under the by-laws or certificate of incorporation of any Company Released Party or (C) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

iii.	claims (A) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of any member of the Company Affiliated Group and (B) for earned but unpaid base salary through the date hereof; and

iv.	claims for the reimbursement of unreimbursed business expenses incurred prior to the date hereof.
(b)	No Admissions, Complaints or Other Claims. The Employee acknowledges and agrees that the release of claims set forth herein is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. The Employee also acknowledges and agrees that the Employee has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.

(c)	Application to all Forms of Relief. This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

(d)	Specific Waiver. The Employee specifically acknowledges that the Employee’s acceptance of the terms of this Release, is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Employee is not permitted to waive.
2.	Voluntariness. The Employee acknowledges and agrees that the Employee is relying solely upon the Employee’s own judgment in deciding whether to execute this Release; that the Employee is over eighteen years of age and is legally competent to sign this Release; that the Employee is signing this Release of the Employee’s own free will; that the Employee has read and understood this Release before signing it; and that the Employee is signing this Release in exchange for consideration that the Employee believes is satisfactory and adequate. The Employee also acknowledges and agrees that the Employee has been informed of the right to consult with legal counsel and has been encouraged to do so.
3.	Severability. If any provision or portion of this Release or the application of any provision or portion of this Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.
4.	Governing Law. Except for matters hereunder as to which federal law is applicable, this Release shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.
[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Release as of the date first set forth above.

TEREX CORPORATION		A.S.V., INC.

By:		By:

	Name:		Name:
	Title:		Title:

THOMAS R. KARGES

By:

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